Exhibit 23

Consent of Independent Registered Public Accounting Firm

American Vanguard Corporation

Newport Beach, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125813, 333-102381, 333-76218 and 333-64220) of American Vanguard Corporation and Subsidiaries of our reports dated March 1, 2016, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of American Vanguard Corporation and Subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Costa Mesa, CA

March 1, 2016